Exhibit 8.2

PRC Legal opinion on Certain PRC Legal Matters

22/F, JinyuanTower, No. 181 North Huju Road,

Nanjing, Jiangsu Province, 210003, PRC

Tel: (025)84207294                 Fax: (025)84207501

March 13, 2017

1

To: ZK International Group Co., Ltd.

No. 678 Dingxiang Road, Binhai Industrial Park

Economic & Technology Development Zone

Wenzhou, Zhejiang Province

People’s Republic of China 325025

Re: PRC Legal opinion on Certain PRC Legal Matters

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal opinion under the laws and regulations of the PRC.

We are acting as the PRC counsel to ZK International Group Co., Ltd. (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the initial public offering by the Company of a certain number of the Company’s ordinary shares and (B) the proposed listing and trading of the Company’s ordinary shares on the Nasdaq Capital Market (the “Offering”). According to the provisions of the relevant laws and regulations in the PRC, we have been requested to give an opinion as to the matters (referred to the matters of the PRC Law in this opinion) set forth below

I. Definitions.

As used herein, the following terms are defined as follows:

(a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this opinion;

(b) “PRC Companies” means the entities listed in Appendix I (A) hereto (each a “PRC Company”, collectively “PRC Companies”);

(c) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, policy, regulatory, or taxing authority or power of similar nature in the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province).

2

II. PRC LAWS

This opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III. ASSUMPTIONS

For the purpose of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(i) Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. The registration certificate of each of the PRC Companies is in full force and effect under and in full compliance with the PRC Laws. All of the registered capital of each of the PRC Companies has been fully paid for, except Wenzhou Weijia Pipeline Development Co., Ltd, and all the equity interest in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent Administration for Industry and Commerce. The current articles of association and the business license of each of the PRC Companies comply with applicable PRC Laws and are in full force and effect.

(ii) Wenzhou Weijia Pipeline Development Co. Ltd is a limited liability company wholly-owned by ZK Pipeline Industry Co. Ltd (a Hong Kong Enterprise) with a registered capital of $20 million. The proceeds received by ZK Pipeline Industry Co. Ltd from oversea financing activities will be used for contributing in the registered capital of Wenzhou Weijia Pipeline Development Co. Ltd (the “Contribution”).

3

After verification, Wenzhou Weijia Pipeline Development Co. Ltd has been granted the Certificate of Approval for Taiwan, Hong Kong, and Macao Investment in PRC Enterprise, with a total investment of $50 million, and a registered capital of $20 million. We are of the opinion that the Contribution is compliant with relevant laws and regulations, and no potential penalty should be caused by this matter.

(iii)To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies.

(iv) The Company has duly completed all relevant governmental authorizations required under the applicable laws, regulations or rules concerning foreign exchange; the shareholders of the Company have duly completed all relevant governmental authorizations required under applicable laws, regulations or rules concerning foreign exchange.

(v) The corporate structure of the PRC Companies as described in the Registration Statement is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(vi) To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any of the PRC Companies, except the Company’s pending legal claim against Raozhou Dianli、Cao Xianjin, which is disclosed in the Registration Statement.

(vii) PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

(viii) All statements set forth in the Registration Statements that describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

This opinion is subject to the following qualifications:

(a)	This opinion is limited to matters of the PRC Law in effect on the date of this opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

4

(c)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this private equity financing in overseas capital markets or used for any other purpose.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this opinion in, and the filing hereof, as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully

/s/ Gaopeng & Partners

5

Appendix I

PRC Companies:

(1) Wenzhou Weijia Pipeline Development Co., Ltd. (referred to as “温州维佳管道发展有限公司” in Chinese)

(2) Zhejiang Zhengkang Industrial Co., Ltd. (referred to as “浙江正康实业股份有限公司” in Chinese)

(3) Wenzhou Zhengfeng Industry and Trade Co., Ltd. (referred to as “温州正丰工贸有限公司” in Chinese)

6